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MASSEY ENERGY COMPANY

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Massey Energy Company
Post Office Box 26765 Richmond, Virginia 23261 4 North Fourth Street Richmond, Virginia 23219 Tel (804) 788-1800

May 12, 2010

Dear Massey Energy Shareholder:

In recent days you may have seen or heard news reports about comments and recommendations made by two proxy adviser companies, Glass Lewis & Co. and RiskMetrics Group Inc., regarding Massey Energy Company’s governance and the election of three nominees to the board of directors at the company’s annual meeting on May 18 in Richmond, Va. The two proxy advisers also had recommendations regarding six proposals subject to a shareholder vote on the same day.

Massey Energy disagrees with some of the comments and most of the recommendations made by Glass Lewis and RiskMetrics, and we are writing to you to explain why. This is a critical period in Massey Energy’s history, and it is vital that no radical departures in its governance be made when so much remains unsettled.

Massey Energy investigators are still working with federal and state regulatory authorities to determine the cause of the tragic accident on April 5 that killed 29 company members in the Upper Big Branch mine at Montcoal, W. Va. This was a heartbreaking event, not just for the families of the miners and for all of us at Massey Energy, but for our industry and for the nation.

Our Leadership and Corporate Governance

We firmly believe that as we investigate what went wrong, and as we continue to manage and operate a complex and challenging multi-billion dollar business, major changes in Massey Energy’s corporate governance at this difficult time would do our shareholders no good, and possibly great harm.

Glass Lewis, in its analysis of Massey Energy, says that our Chairman and Chief Executive Officer, Don Blankenship, has come under heavy scrutiny in the media for his “management style and past political ties,” and that some shareholders have called for his resignation.

Indeed, Mr. Blankenship at times has been controversial; tough, dynamic business leaders often are, and coal mining is a tough, dynamic business. Not a few of his critics have come from the ranks of labor unions, which intensely dislike his success in operating Massey Energy without union representation. In Dec. 2009, the Compensation Committee of the board of directors entered into a new two-year agreement with Mr. Blankenship that reflected its conviction that retaining his services was of high importance to shareholders.

Mr. Blankenship’s record of accomplishment, his vision and plan for Massey Energy’s future prospects, his vast knowledge and understanding of coal mining in Central Appalachia, the competitive environment for his services, and the thought leadership he has provided, not only to the company but to the coal mining industry, all make Mr. Blankenship an individual of utmost value to Massey Energy shareholders. No one else is more qualified to meet the challenges that face the company today.

Mr. Blankenship has grown this company in the past 10 years; it had a market cap in 2000 of about $758 million; today, even after the accident, it stands at about $3.6 billion. Ten years ago Massey Energy employed 3,600 people; today, it employs about 6,950. Massey Energy needs his firm command more than ever during this troubled period.

Admiral Bobby R. Inman, a former director of the National Security Agency and former deputy director of the Central Intelligence Agency, is our lead independent director on the board. Admiral Inman, who obviously is an expert on leadership, has counseled against any major changes in our corporate governance at this time, while pledging to uphold corporate accountability for any mistakes that may have been made in relation to the April 5 accident.

“Massey Energy is dedicated to maintaining the highest level of integrity in every aspect of its operations,” Admiral Inman has said. “Some have called for immediately changing our leadership. Making changes in the midst of a crisis is exceptionally high risk for all stakeholders. When the crisis has subsided and we know the facts, we will maintain the highest standard of accountability and responsibility.”

Board Nominees

Three nominees to the board are up for election on May 18: Richard M. Gabrys, Dan R. Moore and Baxter F. Phillips. All three nominees currently serve as directors, and each brings extensive leadership, industry experience and valuable insight to our board. The board recommends that you vote FOR each of these three nominees to three-year terms.

However, Glass Lewis and RiskMetrics have recommended that shareholders withhold any votes for the board nominees. Under a rule recently adopted by the board, any nominee who fails to win a majority of votes must immediately submit his or her resignation to the board. The Governance and Nominating Committee will then recommend to the board whether to accept the resignation. In making that decision, the board will hold the interest of the company paramount.

In particular, critics fault Mr. Moore because, as an owner of auto dealerships in West Virginia and Kentucky, he also does business with Massey Energy. But he brings to Massey Energy, a major employer in West Virginia, a deep and independent knowledge of the state and its business climate, and purchases made from his dealerships are done through the normal course of competitive bidding. In addition, Massey Energy’s general counsel office, working with outside counsel, has thoroughly reviewed this business relationship to ensure that it is conducted in a way that protects the interests of Massey Energy and its shareholders.

In addition, Mr. Gabrys is a former vice chairman of Deloitte & Touche LLP and brings to the board a wealth of experience in accounting and financial expertise earned at the highest corporate levels. And Mr. Phillips, President of Massey Energy, has been with the company since 1981, serving in a variety of roles; he knows the company inside out.

Worker Safety

Both Glass Lewis and RiskMetrics claim that these three board nominees have been unresponsive to shareholders as directors; Glass Lewis also faults them because they served on the board’s Safety, Environmental and Public Policy Committee, which Glass Lewis asserts has failed to provide adequate oversight of Massey Energy management on safety issues.

The criticisms about safety are misguided. Starting with the board of directors, down through management and to the workers at the mine face, Massey Energy emphasizes safety. From the day he began his leadership of this company 20 years ago, Mr. Blankenship has insisted that “Safety was Job 1,” an idea summed up in this shorthand: S1. Productivity, he said, was Job 2, or P2. The underlying principle of both was, and remains, the health and safety of our coal miners.

Other safety programs, Mr. Blankenship felt, were too reliant on slogans and signs. S1, he was determined, would be tangible, pragmatic and involve not just Massey members, but also others, such as vendors and regulators. Here’s one small but telling example: Massey began requiring its miners to wear reflective clothing, not just reflective stickers on their helmets. This requirement has made it easier to see other miners in the inherently dark, difficult confines of a mine, and no doubt many injuries have been prevented and lives saved.

Today, Massey Energy’s safety program has more than 120 rules and equipment enhancements that exceed legal requirements. We have been more selective in who we hire, seeking better educated, more alert individuals who will exercise intelligence and judgment as they carry out their jobs, aware at all times of the need to observe best practices in workplace safety. The result is a 90 percent reduction in our lost time accident rate and improvements in laws and regulations for all, not just at Massey, but also competitors’ mines.

We continue to make safety improvements. Our next round of continuous miners will be the first in the world to have proximity devices on them that will shut down equipment if a coal miner is too close to them to be safe. And, we are near completion of a new hard hat design that we believe will be adopted by the entire coal industry — plus other industries where hard hat use is required. These new hard hats will be lighter, will not come off when the wearer falls, will be reflective and will have a self-contained battery that will eliminate the need for a battery on the miner’s belt and the cord from the belt to the hat.

Some have noted a surge of increased violations against Massey Energy by the U.S. Mine Safety and Health Administration (MSHA) in 2009. But that was true for other coal companies as well, as MSHA stepped up enforcement actions across the board. There was a problem with a high violation rate at Upper Big Branch (UBB) — and the company sent two safety specialists who were successful in reducing that rate significantly. From Nov. 1 through April 4, there were seven “D orders” — the most serious type of alleged safety violations — issued by MSHA at UBB. The seven “D orders” represents an 80 percent reduction in rate from the previous seven months. Just days before the explosion at UBB, federal mine inspectors commented favorably on conditions in the mine.

We would like to remind you, again, that last year MSHA awarded Massey Energy with three of its Sentinels of Safety awards — the only time any company has ever won three such awards in a single year. MSHA, evidently, thought we were doing something not only right, but worthy of high recognition.

Our emphasis on safety has worked. The amount of time lost to accidents at Massey Energy has bested the industry average for 17 of the last 19 years, and improvements continue. Upper Big Branch had less than one violation per inspection day cited by MSHA, a rate consistent with national averages. In fact, most of the citations issued by the agency at Upper Big Branch were corrected on the same day they were issued — partly because the citations involved relatively easily corrected violations, but mostly because this company is committed to resolving safety issues as quickly as possible.

The safety benchmark used by the industry and MSHA is the Non-Fatal Days Lost, or NFDL rate, which measures the frequency of accidents that cause a miner to miss work. Massey’s rate has shown constant improvement and is far better than the industry average. At the end of March 2010, our NFDL rate was .79. In addition, Massey consistently has an accident record that is 33 percent superior to the average underground mine.

Thus, while some leap to the conclusion that the accident at Upper Big Branch was, somehow, caused by indifference to safety even though the cause has not yet been determined, we ask you to withhold judgment until government and company investigators can pin down the actual chain of events that led to the explosion.

Clearly, something went wrong at the Upper Big Branch mine, and the loss of 29 miners was a heart-rending tragedy. But the fact is, no one yet knows for sure what caused the accident.

At Upper Big Branch, before the April 5 accident, MSHA inspectors required us, over our strenuous objections, to alter the ventilation plan. We thought it was a mistake and said so. Eventually, in order to continue to operate, we had to alter our plan, which had been used successfully for many years, to the MSHA plan.

As a result of the changes ordered by MSHA, the volume of fresh air reaching the longwall face was significantly reduced.

Did MSHA’s requirement (plan) cause the accident, or contribute to the scale of its devastation? We don’t know. But the possibility illustrates why Massey Energy, as well as numerous media organizations, have called on MSHA to conduct its investigation entirely in public view.

Board Responsiveness To Shareholders

As for suggestions that the board has not been responsive, we also respectfully disagree. Some suggest that the board acts only when shareholders push for change. Again, we disagree: What is responsiveness, if not responding to worthy calls for change from shareholders?

We have taken aggressive steps over the last decade to keep pace with the evolving governance landscape and remain open to feedback regarding best practices. In the last six years alone we have:

¡	Capped severance agreement payouts for senior executive officers.

¡	Amended our equity plan to set minimum vesting periods and cap cash incentives.

¡	Developed an annual Corporate Social Responsibility Report.

¡	Instituted Stock Ownership Guidelines for our top 5 employees.

¡

Implemented a Clawback Policy that enabled the company to reclaim any bonus paid to an executive if the board of directors determines there was intentional misconduct that led to a restatement of financial statements filed with the Securities and Exchange Commission.

¡	Lowered the mandatory retirement age for those joining the board after Jan. 1, 2006 to age 74 from age 78.

¡	Adopted a Director Resignation Policy, which is triggered if a director nominee fails to secure a majority of shareholder votes.

¡	Invited shareholders to comment on board declassification and pledged to put it to a formal vote in 2011 if there is majority support for such action.

¡	Reviewed “related transactions” to determine board independence and found none that rose to the disclosure level set by the New York Stock Exchange.

We think this record demonstrates the board’s willingness to act in response to shareholder concerns.

Proposals To Be Considered on May 18

There are six proposals before shareholders on May 18. In considering them, we ask shareholders once again to focus on the need to deal with the present challenges, especially the aftermath of the April 5 accident, and not to be distracted by past events or proposals. The first proposal concerns the election of three directors, which we have already discussed. Another concerns the election of an auditor, Ernst & Young, over which there is no controversy.

Here is a brief look at the others, which are being proposed by shareholders and not your board:

Proposal 3. This would require the company to provide a detailed report, six months before the annual meeting, on the company’s progress in implementing the reforms required under a settlement, signed in 2008, of a lawsuit between the company and the U.S. Environmental Protection Agency (EPA). We urge you to vote AGAINST proposal 3.

We believe the necessary information regarding water issues is included in our annual Corporate Social Responsibility report, and that requiring an additional report would cause unnecessary administrative expense and burden, particularly in a year when the company’s leadership needs to spend much time on the April 5 accident investigation. We note, too, that the EPA itself has ample reason to ensure that the terms of the settlement are carried out.

Massey Energy has followed through on its commitments in the settlement. In addition to the $20 million payment it made to the federal government, in 2009 Massey Energy spent about $14.1 million to comply with environmental laws and regulations, of which $6.2 million was for land reclamation of mined areas, including $5.3 million for final reclamation. Furthermore, the company expects to spend about $50.1 million this year and $29.9 million next year on environmental compliance.

We note that Glass Lewis said that it was “not convinced that the benefits associated with producing the specifically requested report would outweigh the significant costs and resources necessary for its production.” Glass Lewis, too, recommended a vote AGAINST proposal 3. RiskMetrics favors the proposal.

Proposal 4. This proposal would require the company to prepare a detailed report on its plans to adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the company’s products and operations, and that the company report to shareholders by Sept. 30, 2010, on its plans to achieve these goals. We recommend you vote AGAINST proposal 4.

This report, too, would require great administrative expense and burden to complete, all at a time when Massey Energy is trying to recover from the April 5 accident, a process that will require enormous energy and effort and deserves as much attention as we can give it. Both Glass Lewis and RiskMetrics favor proposal 4.

However, the company is convinced that proposal 4 simply would not do the company’s shareholders any good and we recommend a vote AGAINST.

Proposal 5. This would require a nominee for director to receive a majority vote from shareholders in order to be elected to the board, except that the plurality standard would be retained for contested director elections. We believe the system in place will best serve the company, and we urge shareholders to vote AGAINST proposal 5. (Glass Lewis and RiskMetrics favor the proposal.)

Please note that the board recently altered election rules to provide that if a director fails to receive a majority vote, he or she must submit his or her resignation to the board, which will then decide whether it would be in the best interest of the company to accept it.

Proposal 6. This would reorganize the board into a single class subject to election each year. The board is neutral on this proposal. (Glass Lewis and RiskMetrics favor the proposal.)

In conclusion, we strongly believe that in these challenging times for Massey Energy, shareholders are best served by taking no drastic actions in either its governance or its leadership. Instead, the company should focus on consolidating its recent acquisitions and reaching a full understanding of the causes of the April 5 accident, only then applying any lessons learned to future operations.

/s/ Roger S. Hendriksen

Director, Investor Relations

Massey Energy Company